SCHEDULE 14A
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under sec.240.14a-12
MICHAEL BAKER CORPORATION
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)
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☐	$125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2)of Schedule 14A.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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MICHAEL BAKER CORPORATION
Airside Business Park
100 Airside Drive
Moon Township, PA 15108

NOTICE OF ANNUAL MEETING
AND PROXY STATEMENT

Dear Shareholder:

The Company invites you to attend the annual meeting of shareholders of Michael Baker Corporation, on November 29, 2006, at 10:00 a.m. in Pittsburgh, Pennsylvania.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the items the Company will vote on at the meeting. It also explains how the voting process works and gives personal information about the Company’s director candidates.

Whether or not you plan to attend, please promptly complete, sign, date and return your proxy card(s) in the enclosed envelope, or you may vote over the internet or by telephone by following the instructions found on the proxy card(s), so that the Company may vote your shares in accordance with your wishes and so that enough shares are represented to allow the Company to conduct the business of the annual meeting. Mailing your proxy(s) or voting over the internet or by telephone does not affect your right to vote in person if you attend the annual meeting.

Sincerely yours,

H. James McKnight
Secretary

October 27, 2006

NOTICE OF 2006 ANNUAL MEETING

Date, Time and Place

•	November 29, 2006

•	10:00 a.m.

•	Doubletree Hotel 8402 University Blvd. Moon Township, PA 15108 (412) 329-1400

Purpose

•	Elect eight directors to serve for a one year term.

•	Conduct other business if properly raised.

Procedures

•	Please complete the enclosed proxy card(s) requested by the Board.

•	Only shareholders of record on October 20, 2006 receive notice of, and may vote at, the meeting.

Your vote is important. Please complete, sign, date, and return your proxy card(s) promptly in the enclosed envelope or vote over the internet or by telephone.

H. James McKnight
Secretary

October 27, 2006

i

GENERAL

The Company has sent you this booklet and proxy on or about October 27, 2006 because the Board of Directors of Michael Baker Corporation is soliciting your proxy to vote at the Company’s 2006 annual meeting of shareholders.

Who May Vote

Shareholders of Michael Baker Corporation as reflected in the Company’s stock records at the close of business on October 20, 2006 may vote. You have one vote for each share of Michael Baker Corporation common stock you own. You have cumulative voting rights in the election of directors. Cumulative voting entitles you to that number of votes in the election of directors equal to the number of shares you hold of record multiplied by the total number of directors to be elected, and to cast the whole number of your votes for one nominee or distribute them among any two or more nominees as you choose. Shares represented by proxies, unless otherwise indicated on the proxy card, will be voted cumulatively in such manner that the number of shares voted for each nominee (and for any substitute nominated by the Board of Directors if any nominee listed becomes unable or is unwilling to serve) will be as nearly equal as possible. The eight nominees receiving the highest number of affirmative votes cast at the annual meeting by the holders of common stock voting in person or by proxy, a quorum being present, will be elected as directors.

How to Vote

You may vote in person at the meeting or by proxy. Shareholders of record have a choice of voting by proxy over the internet, by telephone, or by using a traditional proxy card. If you hold shares through someone else such as a stockbroker, you may get material from them asking how you want to vote. Please check your proxy card or the information forwarded by your bank, stockbroker or other holder of record to see which options are available to you. The Company recommends you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

How a Proxy Works

Giving the Company a proxy means you authorize the Company to vote your shares in accordance with your directions. If you give the Company a proxy, but do not make any selections, your shares will be voted in favor of the Company’s director candidates.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are generally covered by one card. If you hold shares through someone else, such as a stockbroker, you may get material from them asking how you want to vote.

Changing Your Vote

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting or by notifying the Company’s Secretary in writing.

Common Stock Outstanding

As of the close of business on October 20, 2006, there were 8,499,988 shares of Michael Baker Corporation common stock issued and outstanding.

Quorum and Voting Information

In order to conduct the business of the meeting, there must be a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either in person or by proxy. You are considered a part of the quorum if you submit a properly signed proxy card, vote over the internet or vote by telephone.

If a quorum is present at the meeting, votes with respect to the election of directors will be counted as discussed above. Approval of any other matter that properly comes before the Board requires the favorable vote of the holders of shares representing the majority of the votes cast at the annual meeting (in person or by proxy) unless the matter requires more than a majority vote under statute or the Company’s bylaws. Under Pennsylvania law, an abstention or broker non-vote is not a vote cast and will not be counted in determining the number of votes required for approval, but will be counted in determining the presence of a quorum.

COMMON STOCK OWNERSHIP

Director and Executive Officer Stock Ownership

Under the proxy rules of the Securities and Exchange Commission, a person beneficially owns Michael Baker Corporation common stock if the person has the power to vote or dispose of the shares, or if such power may be acquired, by exercising options or otherwise, within 60 days. The table below shows how much Michael Baker Corporation common stock is beneficially owned as of October 20, 2006, by directors, nominees for director, the chief executive officer and the four other highest paid executive officers in 2005, and all directors and executive officers as a group. Each person has sole voting power and sole dispositive power unless indicated otherwise.

	Shares	Percent
Executive Officer	Owned(1)(2)(3)	of Class

Donald P. Fusilli, Jr.(5)	187,922	2.2%
William P. Mooney	21,262	*
H. James McKnight	23,559	*
Richard W. Giffhorn	4,183	*
Bradley L. Mallory	1,853	*

	Shares		Percent
Non-employee Director/Nominee	Owned(2)(3)		of Class

Robert N. Bontempo	21,500		*
Nicholas P. Constantakis	27,000		*
William J. Copeland	23,000		*
Roy V. Gavert, Jr.	19,000		*
John E. Murray, Jr.	21,500		*
Pamela S. Pierce	3,500		*
Richard L. Shaw(5)	31,205	(4)	*
Directors and Executive Officers as a Group (18 persons)	452,360	(1)	5.3%

*	Less than 1%

(1)	Includes the number of shares of common stock indicated for each of the following persons or group which are allocated to their respective accounts as participants in the ESOP and as to which they are entitled to give binding voting instructions to the trustee of the ESOP: Mr. Fusilli 29,316 shares, Mr. McKnight 203 shares, Mr. Giffhorn 2,887 shares, Mr. Mallory 557 shares and directors and officers as a group 65,373 shares. ESOP holdings have been rounded to the nearest full share.

(2)	Includes options that are exercisable on or within 60 days of September 29, 2006 as follows: Dr. Bontempo 14,000 shares, Mr. Constantakis 11,000 shares, Mr. Copeland 14,000 shares, Mr. Fusilli 148,186 shares, Mr. Gavert 9,000 shares, Mr. McKnight 21,834 shares, Mr. Mooney 19,708 shares, Dr. Murray 14,000 shares, Ms. Pierce 2,000 shares, Mr. Shaw 13,000 shares, and all directors and officers as a group 297,330 shares.

(3)	Includes restricted stock in which the Directors do not have dispositive power until restrictions lift as follows: Dr. Bontempo 1,500 shares, Mr. Constantakis 1,500 shares, Mr. Copeland 1,500 shares, Mr. Gavert 1,500 shares, Dr. Murray 1,500 shares, Ms. Pierce 1,500 shares, Mr. Shaw 1,500 shares.

(4)	Includes 5,500 shares gifted to Mr. Shaw’s spouse for which Mr. Shaw disclaims beneficial ownership.

(5)	Mr. Fusilli was terminated as President and Chief Executive Officer on September 12, 2006 and Mr. Shaw assumed the position of Chief Executive Officer on September 14, 2006.

Owners Of More Than 5%

The following table shows shareholders who are known to the Company to be a beneficial owner of more than 5% of Michael Baker Corporation’s common stock as of December 31, 2005.

	Shares of		Percent
Name and Address of Beneficial Owner	Common Stock(1)		of Class

Baker 401(k) Plan	1,701,050	(2)	20.04%
Michael Baker Corporation
Airside Business Park, 100 Airside Drive Moon Township, PA 12108
Jeffrey Gendell	847,300	(3)	9.90%
55 Railroad Avenue, 3rd Floor
Greenwich, Connecticut 06830
Wellington Management Company, LLP	536,300	(4)	6.27%
75 State Street
Boston, MA 02109
Dalton, Greiner, Hartman, Maher & Co	425,900	(5)	5.06%
565 Fifth Avenue, Suite 2101
New York, NY 10017

(1)	Under regulations of the Securities and Exchange Commission, a person who has or shares voting or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Unless otherwise indicated in the other footnotes below, each person has sole voting power and sole investment power as to all shares listed opposite such person’s name.

(2)	The ESOP requires the trustee to vote the shares held by the trust in accordance with the instructions from the ESOP participants for all shares allocated to such participants’ accounts. Allocated shares for which no such instructions are given and shares not allocated to the account of any employee are voted by the trustee in the same proportion as the votes for which participant instructions are given. In the case of a tender offer, allocated shares for which no instructions are given are not voted or tendered, and shares not allocated to the account of any employee are voted by the trustee in the same proportion as the votes for which participant instructions are given.

(3)	According to the Schedule 13G filed February 14, 2006, Mr. Gendell is a managing member of: Tontine Management, L.L.C., which beneficially owns, as general partner of Tontine Partners, L.P., 360,845 shares; Tontine Capital Management, L.L.C., which beneficially owns, as general partner of Tontine Capital Partners, L.P., 85,300 shares; and Tontine Overseas Associates, L.L.C., which beneficially owns 401,155 shares, and in that capacity directs their operations. Accordingly, he shares both dispositive and voting power with respect to the 847,300 shares.

(4)	According to the Schedule 13G filed February 14, 2006, Wellington Management Company shares voting power with respect to only 382,200 shares and dispositive power with respect to all 536,300 shares in its capacity as an investment advisor.

(5)	According to the Schedule 13G filed February 14, 2006, Dalton, Greiner, Hartman, Maher & Co. has sole voting power with respect to only 414,665 shares and sole dispositive power with respect to all 425,900 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the directors and executive officers to file reports of beneficial ownership and changes in beneficial ownership of Michael Baker Corporation stock. Directors and officers must furnish the Company with copies of these reports. Based on these copies and directors and executive officers’ representations, the Company believes all directors and executive officers complied with the requirements in 2005.

PROPOSAL 1 — ELECT DIRECTORS

Eight directors have been nominated for a one-year term expiring on the date of the next annual meeting of shareholders or until their respective successors have been elected and qualified. The nominations were made by the Governance and Nominating Committee of the Board and approved by the Board.

Your proxy will be voted FOR the election of these nominees unless you withhold authority to vote for any one or more of them. If any nominee is unable or unwilling to stand for election, your proxy authorizes the Company to vote for a replacement nominee if the Board names one.

The Board recommends you vote “FOR” each of the following candidates.

Director Nominees

The following table sets forth certain information regarding the nominees as of October 20, 2006. All of the nominees except General (Ret.) Foglesong were elected directors by the Company’s shareholders at the 2005 Annual Meeting. Except as otherwise indicated, each nominee has held the principal occupation listed or another executive position with the same entity for at least the past five years. On April 24, 2006, the Board of Directors appointed General Foglesong to the Board.

Robert N. Bontempo, Ph.D. Age 47 Director since 1997	Professor at Columbia University School of Business since July 1994. Formerly: Assistant Professor of International Business at Columbia University Graduate School of Business from July 1989 to July 1994.

Nicholas P. Constantakis, CPA Age 67 Director since 1999	Retired. Formerly: Partner, Andersen Worldwide SC (independent public accountants and consultants) from June 1961 to August 1997. Holds numerous investment company directorships in the Federated Fund Complex and has been Chairman of the Audit Committee of the Funds since February 2005.

William J. Copeland Age 88 Director since 1983	Retired. Formerly: Chairman of the Board of the Company; Vice Chairman of the Board of PNC Financial Corp. and Pittsburgh National Bank.

Robert H. Foglesong Age 61 Director since April 2006	President of Mississippi State University since February 2006. Formerly a 33-year career with the United States Air Force, including serving as Vice Commander, and retiring in February 2006 as a four star general and Commander, United States Air Force Europe. Founded and leads the Appalachian Leadership and Education Foundation.

Roy V. Gavert, Jr. Age 72 Director since 1988	Chairman of Horton Company (manufacturer of valves for household appliances) since August 1989. Formerly: President and Chief Executive Officer of Kiplivit North America, Inc. (manufacturing); Chairman of World Class Processing, Inc. (manufacturing); retired Executive Vice President, Westinghouse Electric Corporation. Director Fincom, Inc.; Trustee Bucknell University.

John E. Murray, Jr., S.J.D. Age 73 Director since 1997	Chancellor Duquesne University since 2001; Professor of Law of Duquesne University since prior to 1995. Formerly: President of Duquesne University since prior to 1995 until 2001. Holds numerous investment company directorships in the Federated Fund Complex.

Pamela S. Pierce Age 51 Director since 2005	Self employed (consultant). Formerly: President of Huber Energy until July 2004; President and Chief Executive Officer of Mirant Americas Energy Capital and Production Company from September 2000 until September 2002; Vice President Business Development, Vastar Resources, Inc. from February 1996 to September 2000.

Richard L. Shaw Age 79 Director since 1965	Chairman of the Board of the Company since 1993 and Chief Executive Officer since September 2006. Formerly: Chief Executive Officer from September 1999 to April 2001; President and Chief Executive Officer from September 1993 through September 1994; President and Chief Executive Officer from April 1984 to May 1992.

Directors’ Compensation

Compensation for non-employee directors is as follows:

•	Annual retainer — $17,000;

•	Attendance at each regularly scheduled or special meeting of the Board of Directors — $1,000 (Chairman — $1,250);

•	Attendance at a Board of Directors’ committee meeting — $750;

•	Telephonic attendance at a Board of Directors or committee meeting — $100;

•	Additional annual retainer for Chairman of the Board of Directors — $15,000; and

•	Additional annual retainer for committee chairmen — $2,500 (Audit Committee Chairman — $4,500).

In addition, non-employee directors participate in the 1996 Nonemployee Directors Stock Incentive Plan, which provides long-term incentive compensation to eligible directors. Under this plan, each member of the Board of Directors who is not an employee is granted 1,500 restricted shares and an option to purchase 2,000 shares of the Company’s common stock on the first business day following the annual meeting of shareholders each year.

See also “Related Party Transactions” on page 15.

The Board and Committees

The Board has reviewed the independence of its members under the American Stock Exchange listing standards and has determined that each of Dr. Bontempo, Mr. Constantakis, Mr. Copeland, Mr. Gavert, Mr. Foglesong and Dr. Murray, and therefore a majority of the Board of Directors, is independent.

It is the Company’s policy that all directors attend the annual meeting of shareholders if reasonably possible. All directors then serving attended the 2005 annual meeting of shareholders.

The Board met eleven times during 2005. All directors then serving participated in at least 75% of all meetings of the Board and the committees on which they served in 2005.

The Board provides a process for shareholders to send communications to the Board or to any of the directors of the Company. Shareholder communications to the Board or any director should be sent c/o the Secretary of Michael Baker Corporation, Airside Business Park, 100 Airside Drive, Moon Township, PA 15108. All such communications will be compiled by the Secretary of the Company and submitted to the Board or the individual director at the next regularly scheduled meeting of the Board.

The Board committees that help the Board fulfill its responsibilities are discussed below.

The Executive Committee

During 2005 the Executive Committee of the Board of Directors, consisting of Mr. Shaw as Chairman, Mr. Copeland, Mr. Fusilli and Dr. Murray, held two meetings. The Executive Committee has all the powers and the right to exercise all the authority of the Board of Directors in the management of the business and affairs of Michael Baker Corporation.

The Audit Committee

During 2005 the Audit Committee, consisting of Dr. Bontempo as Chairman, Mr. Constantakis and Mr. Gavert, held 24 meetings. The Board of Directors has concluded that all Audit Committee members are independent as defined by the American Stock Exchange listing standards. In addition, the Board has determined that Mr. Constantakis qualifies as an “audit committee financial expert” as such is defined by the regulations of the Securities and Exchange Commission. The Audit Committee acts under a written charter which was amended by the Board of Directors on February 19, 2004. A current copy of the Audit Committee Charter is available on Michael Baker Corporation’s website at www.mbakercorp.com. The Audit Committee assists the Board in overseeing the accounting and financial reporting process of the Company. It is directly responsible for appointing, compensating, retaining and overseeing the work of the independent registered public accounting firm engaged by the Company. The functions performed by the Audit Committee include:

•	appointing the independent registered public accountants,

•	reviewing with the independent registered public accountants the plan for, and the results of, the auditing engagement,

•	approving professional services to be provided by the independent registered public accountants before the services are performed,

•	reviewing the independence of the independent registered public accountants,

•	overseeing the work of the independent registered public accountants,

•	discussing the Company’s financial statements with the independent registered public accountants and management, and

•	reviewing the Company’s system of internal accounting controls.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Michael Baker Corporation regarding accounting, internal controls or auditing matters.

The Audit Committee has considered whether the independent registered public accountant’s provision of non-audit related services is compatible with maintaining the independence of the independent registered public accountants.

The Audit Committee Report

The Audit Committee is responsible for reviewing the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In the performance of the Audit Committee’s oversight function, the Audit Committee meets with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit Committee meets privately with the independent registered public accountants, who have unrestricted access to the Audit Committee. Specifically, the Audit Committee reviewed and discussed the consolidated balance sheet of Michael Baker Corporation and subsidiaries as of December 31, 2005, and the related consolidated statements of income, shareholders investment and cash flows, for the year then ended, with management of the Company and the independent registered public accountants. These financial statements, which are the responsibility of the Company’s management, are included in the Company’s annual report to shareholders and in the Company’s annual report on Form 10-K as filed with the Securities and Exchange Commission. They have been audited by Deloitte & Touche LLP, independent registered public accounting firm, and their report thereon, which accompanies the financial statements, is an important part of the Company’s reporting responsibility to its shareholders. Based on the Audit Committee’s review of the financial statements and the discussions with Company management and the independent registered public accountants, the Audit Committee is responsible for making a recommendation to the Board of Directors of the Company regarding inclusion of the audited financial statements in the Company’s annual report on Form 10-K.

The Audit Committee has met with the independent registered public accountants and discussed the matters that they are required to communicate to the Audit Committee by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards), as amended. These items include, but are not limited to, significant issues identified during the audit such as management judgments and accounting estimates, accounting policies, proposed audit adjustments, financial statement disclosure items and internal control issues, and if there were any disagreements with management or difficulties encountered in performing the audit.

The Company’s independent registered public accountants also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees). The Audit Committee has met with and discussed the independent registered public accountants’ independence.

Based on the Audit Committee’s review and discussions, the Audit Committee has recommended to the Company’s Board of Directors that the aforementioned 2005 audited financial statements be included in the Company’s annual report on Form 10-K for filing with the Securities and Exchange Commission.

As part of the ongoing oversight process, the Audit Committee, with the advice of legal counsel, the Company’s independent registered public accountants and other advisors, has adopted and implemented in a timely manner the new rules and regulations of the Securities and Exchange Commission and the American Stock Exchange.

Respectfully submitted,

Robert N. Bontempo	Nicholas P. Constantakis	Roy V. Gavert, Jr.

The Compensation Committee

During 2005 the Compensation Committee, consisting of Dr. Murray as Chairman, Dr. Bontempo and Mr. Constantakis, held six meetings. The Compensation Committee reviews and recommends to the Board the compensation of senior executives and directors. A current copy of the Compensation Committee Charter is available on Michael Baker Corporation’s website at www.mbakercorp.com.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee in 2005 are non-employee directors who are independent as defined by American Stock Exchange listing standards. During 2005, no executive officer of the Company served on a compensation committee (or other board committee performing equivalent functions) or on the board of directors of any entity (other than the Company’s Board of Directors) related to any member of the Company’s Board of Directors.

Even if Michael Baker Corporation’s previous filings under the Securities Laws incorporate future filings, including this proxy statement, the following report and the Stock Performance Graph on page 14 are NOT incorporated by reference into any such filings.

The Compensation Committee Report

Introduction.  Decisions regarding compensation of the Company’s executives generally are made by the Compensation Committee of the Board. In 2005, the Compensation Committee consisted of Drs. Murray and Bontempo and Mr. Constantakis.

All recommendations of the Compensation Committee relating to compensation of the Company’s executive officers are reviewed and approved by the full Board. Set forth below is a report submitted by Drs. Murray and Bontempo and Mr. Constantakis in their capacity as the Board’s Compensation Committee addressing the Company’s compensation policies for 2005 as they affected executive officers of the Company.

Compensation Philosophy.  The Company’s philosophy on compensation places a share of employee compensation “at risk”, thereby rewarding employees based on the overall performance of the Company. The Company’s 2003 Long-Term Incentive Compensation Plan and “Line-of-Sight” annual Incentive Compensation Plan each utilize this philosophy. The following are the Company compensation objectives:

•	to attract and retain executive officers and other key employees of outstanding ability, and to motivate all employees to perform to the full extent of their abilities;

•	to ensure that pay is competitive with other leading companies in the Company’s industries;

•	to reward executive officers and other key employees for corporate, group and individual performance; and

•	to ensure that total compensation to the executive officers as a group is not disproportionate when compared to the Company’s total employee population.

Compensation.  The Compensation Committee reviews data from multiple sources (Hay Group Inc., Hewitt Associates LLC, Watson Wyatt Data Services and William M. Mercer Incorporated) in connection with performance of its duties. In addition, William M. Mercer Incorporated assisted in the development of incentive compensation plans and policies.

On April 25, 2001, Mr. Fusilli became President and Chief Executive Officer of the Company at an annual base salary of $400,000. On February 18, 2003, Mr. Fusilli’s salary was increased to $410,000, effective April 1, 2003. On April 21, 2005, Mr. Fusilli’s salary was increased to $430,498, effective April 25, 2005. The Compensation Committee believes this salary is in line with the Company’s philosophy for executive officers and is in accord with the responsibilities of Mr. Fusilli as Chief Executive Officer. In addition to his base salary, Mr. Fusilli was eligible to be awarded a bonus by the Compensation Committee based on the Committee’s evaluation of Mr. Fusilli’s performance. In assessing Mr. Fusilli’s performance, the Compensation Committee reviews a variety of areas affecting the Company’s performance for which Mr. Fusilli is held accountable such as leadership, strategic planning, financial results, succession planning, human resources, communications, and external and Board relationships. No awards were granted to Mr. Fusilli under the Company’s annual or 2003 Long-Term Incentive Compensation plans in 2006 for fiscal year 2005 performance. No stock options were granted to Mr. Fusilli in 2006 for fiscal year 2005 performance. Mr. Fusilli’s employment with the Company terminated on September 12, 2006.

Effective April 25, 2001, Mr. Shaw retired from the position of Chief Executive Officer, and the Company and Mr. Shaw entered into a Consulting Agreement for Mr. Shaw’s consulting services for the period April 26, 2001 through April 26, 2003. The Consulting Agreement provides an annual compensation equal to 25% of Mr. Shaw’s previous salary of $425,006. In addition, under the Consulting Agreement, the Company covers the costs of health insurance and maintains a life insurance policy for Mr. Shaw. The Consulting Agreement also provides for a supplemental retirement benefit of $5,000 per month commencing at the expiration of the consulting term. During 2003, the Company agreed to extend the term of this Agreement for two years until April 26, 2005. During 2005, the

Company extended the term of this Agreement for an additional year. During 2006, the Company extended the term of this Agreement through April 26, 2008. During 2005, the Company compensated Mr. Shaw at the rate of $35,000 per month in lieu of the monthly compensation under his Consulting Agreement for the three-month period commencing on January 24, 2005 and ending on April 21, 2005 in return for his increased services provided during Mr. Fusilli’s previously announced medical leave. This adjusted arrangement covered the period until Mr. Fusilli’s full-time return in April. Following Mr. Fusilli’s departure from the Company on September 12, 2006, a Supplement to the Employment Agreement (referred to in “Related Party Transactions” on Page 15) was entered into with Mr. Shaw effective September 14, 2006, pursuant to which Mr. Shaw re-assumed the full-time position of Chief Executive Officer at an annual salary of $430,498. This Supplement also suspends payments under Mr. Shaw’s Consulting Agreement during the period he is employed as the Company’s Chief Executive Officer, although its term continues to run.

The Company applies a compensation program consisting of base salary, annual incentive compensation and long-term incentive compensation. In determining base salaries for 2005, the Compensation Committee reviewed the relationship of an executive’s compensation to that of other executive officers of the Company, similar executive officers in comparable companies, and the Company’s current and projected growth and profitability performance. In determining annual and long-term incentive compensation, the Compensation Committee reviewed the Company’s performance in 2005. No awards were granted to any executive officer under the Company’s annual or 2003 Long-Term Incentive Compensation plans in 2006 for fiscal year 2005 performance.

The Chief Executive Officer recommends to the Compensation Committee salary adjustments for executive officers. The Committee reviews these recommendations in light of the above referenced factors. A final comparison is made to verify that the total percentage increase in compensation paid to the executive officers as a group is not disproportionate to the percentage increase applicable to other Company employee groups.

2001 “Line of Sight” Incentive Compensation Plan.  In keeping with its philosophy of placing a portion of employee compensation “at-risk”, the Committee administers the Company’s 2001 “Line-of-Sight” Incentive Compensation Plan, in which all employees have an opportunity to participate on an annual basis. Under the Plan, the Committee established a Company performance goal measured by earnings per share and revenue. Upon achievement of the Company earnings per share performance goal and other Company goals established based upon an employee’s group within the Plan, the employee may receive payment of an incentive award up to the amount of a pre-established incentive target. The incentive targets are based upon market comparisons to ensure that incentive compensation opportunities are competitive with other leading companies in the Company’s industries or lines of business. Providing an incentive compensation payment opportunity contingent upon the achievement of the Company’s performance goals facilitates the objective of establishing a clear line-of-sight between the overall performance of the Company and the individual contribution of each employee.

2003 Long-Term Incentive Compensation Plan.  The long-term incentive compensation plan is designed to award employees for specific performance factors, which are defined in the Plan, over a three year time period. During the first three year time period (2003 through 2005), the awards are paid annually based on performance factors for a single year. The Compensation Committee and the Board believe that this plan design provides a commitment to long-term performance. The Plan provides for the payment of performance-based incentive awards to employees and includes provisions that protect the Company’s ability to take a tax deduction for such awards. Payment of incentive awards will be, in part, in the form of restricted stock, which will assist in aligning the interests of employees and shareholders.

Respectfully submitted,

Dr. John E. Murray, Jr.	Robert N. Bontempo	Nicholas P. Constantakis

The Governance and Nominating Committee

During 2005 the Governance and Nominating Committee, consisting of Mr. Gavert as Chairman, Mr. Constantakis and Mr. Copeland, held four meetings. The Governance and Nominating Committee considers and recommends candidates to sit on the Board of Directors and addresses issues related to governance relative to the Company.

The Board has determined that the members of the Governance and Nominating Committee are independent as defined by the American Stock Exchange listing standards. The Governance and Nominating Committee acts under a written charter which was adopted by the Board of Directors on February 20, 2003. A current copy of the Governance and Nominating Committee Charter is available on Michael Baker Corporation’s website at www.mbakercorp.com.

The Governance and Nominating Committee will consider nominees for Director recommended by shareholders. Shareholders wishing to recommend a director candidate for consideration by the Committee can do so by writing to the Secretary of Michael Baker Corporation, Airside Business Park, 100 Airside Drive, Moon Township, PA 15108; giving the candidate’s name, biographical data and qualifications. Any such recommendation should be accompanied by a current resume of the individual and a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. Such nominations must be received at least 60 days prior to the annual meeting of shareholders, as discussed further below under Shareholder Proposals for Next Year. No candidates for Board membership have been put forward by shareholders for election at the 2005 annual meeting.

In considering candidates for the Board, the Governance and Nominating Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a Board nominee. The Governance and Nominating Committee is guided by the objectives set forth in its charter that the Board of Directors consists of individuals of the highest integrity, able to provide insightful, intelligent and effective guidance to management, coming from diverse educational and professional experiences and backgrounds who, collectively, provide meaningful counsel to management. If candidates are recommended by the Company’s shareholders, such candidates will be evaluated using the same criteria. With respect to nominations of continuing directors for re-election, the individual’s previous contributions to the Board are also considered.

The Committee has the authority under its charter to hire and pay a fee to a consultant or search firm to assist in the process of identifying and evaluating director candidates. The Committee did not use a consultant or search firm in the last fiscal year.

The Health, Safety, Environmental and Compliance Committee

During 2005 the Health, Safety, Environmental and Compliance Committee, consisting of Dr. Larson as Chairman, and Mr. Fusilli and Ms. Pierce, held four meetings. The Committee reviews and considers health, safety, environmental and related compliance issues relative to the Company.

SUMMARY COMPENSATION TABLE

This table shows the compensation for the Chief Executive Officer and the four remaining most highly paid executive officers in 2005.

				Long
				Term
				Compensation
				Awards	All
		Annual Compensation		LTIP	Other	Total
Name and Principal Position	Year	Salary	Bonus	Payouts(1)	Compensation(2)	Compensation

Donald P. Fusilli	2005	$423,406	$—	$205,005	$24,210	$652,621
President and Chief	2004	$410,010	$270,606	$—	$154,005	$834,621
Executive Officer	2003	$407,278	$—	$—	$13,622	$420,900
William P. Mooney	2005	$262,090	$—	$61,501	$8,727	$332,318
Executive Vice President	2004	$246,002	$103,321	$—	$102,133	$451,456
and Chief Financial Officer	2003	$244,158	$—	$—	$858	$245,016
H. James McKnight	2005	$250,518	$—	$60,216	$22,703	$333,437
Executive Vice President,	2004	$244,019	$103,190	$—	$82,871	$430,080
General Counsel and	2003	$239,059	$—	$—	$13,322	$252,381
Secretary
Richard W. Giffhorn	2005	$222,659	$—	$51,251	$6,897	$280,808
President – Baker Energy	2004	$212,890	$86,102	$—	$6,034	$305,026
	2003	$192,793	$—	$—	$9,688	$202,481
Bradley L. Mallory(3)	2005	$221,678	$—	$51,251	$12,658	$285,588
President – Baker Engineering	2004	$205,005	$86,102	$—	$9,247	$300,354
	2003	$141,008	$—	$—	$8,215	$149,223

(1)	Reflects the payment of the award for the performance period January 1, 2004 to December 31, 2004 for targets established in 2003.

(2)	Includes matching contributions made under its 401(k) plan paid on behalf of the following individuals in 2005, 2004 and 2003 respectively: Mr. Fusilli, $9,225, $9,225, and $11,000; Mr. McKnight $9,225, $8,479, and $11,000; Mr. Giffhorn, $5,556, $5,322 and $9,058; Mr. Mallory, $9,225, $8,535 and $7,755. Also includes imputed value of group life insurance premiums paid on behalf of the following individuals as employees in 2005, 2004 and 2003 respectively: Mr. Fusilli $2,622, $2,622, and $2,622; Mr. Mooney $883, $883, and $858; Mr. McKnight $5,449, $2,322 and $2,322; Mr. Giffhorn $1,331, $712, and $636; Mr. Mallory $712, $712 and $460. Includes $142,158 for Mr. Fusilli, $101,250 for Mr. Mooney and $72,070 for Mr. McKnight with respect to stock option exercises in 2004. Includes tax gross-up payments and country club dues for the following individuals in 2005: Mr. Fusilli, $12,363; Mr. Mooney $7,844; Mr. McKnight $8,029; and Mr. Mallory, $2,721.

(3)	Mr. Mallory joined the Company in March 2003.

2005 Aggregate Option Exercises and Year-End Option Values

This table shows the number and value of stock options exercised and unexercised for the named executive officers.

			Number of Securities
			Underlying	Value Of Unexercised
	Shares		Unexercised Options at	In-the-Money Options at
	Acquired on	Value	December 31, 2005	December 31, 2005
Name	Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

Donald P. Fusilli, Jr.	0	$0	132,919/20,503	$2,131,132/$316,259
William P. Mooney	0	$0	19,708/0	$195,602/$0
H. James McKnight	0	$0	4,824/17,010	$47,878/$262,379
Richard W. Giffhorn	0	$0	0/0	$0/$0
Bradley L. Mallory	0	$0	0/0	$0/$0

(1)	The value of unexercised options is based on the differences between the exercise prices of the various option grants and the closing price of the Company’s common stock on the American Stock Exchange on December 31, 2005 of $25.55.

2005 Long-Term Incentive Plan Awards

The following table provides information regarding the potential payouts under the 2003 Long-Term Incentive Compensation Plan for the targets established during 2005 for the January 1, 2005 through December 31, 2007 performance period.

		Performance or
	Number of Shares,	Other Period Until	Estimated Future Payouts Under Non-
	Units Or Other	Maturation Or	Stock Price Based Plans
Name	Rights	Payout	Threshold	Target	Maximum

Donald P. Fusilli, Jr.	(1)	1/05 – 12/07	—	—	—
William P. Mooney	(2)	1/05 – 12/07	—	$135,304	$202,956
H. James McKnight	(2)	1/05 – 12/07	—	$126,537	$189,805
Richard W. Giffhorn	(3)	1/05 – 12/07	—	—	—
Bradley L. Mallory	(2)	1/05 – 12/07	—	$115,253	$172,879

(1)	As Mr. Fusilli’s employment with the Company was terminated in September, 2006, he will not be entitled to any payouts for this award.

(2)	Value of award is denominated in dollars. Payout will consist of 50% cash and 50% common stock of the Company, one half of which is restricted for one year.

(3)	As Mr. Giffhorn resigned from the Company in June, 2006, he will not be entitled to any payouts for this award.

Equity Compensation Plan Information

The following table provides information as of December 31, 2005 about equity awards under the Company’s equity compensation plans and arrangements in the aggregate.

(c)
Number of
	(a)		securities remaining
	Number of		available for
	securities to	(b)	future issuance
	be issued	Weighted-average exercise	under equity
	upon exercise	price of	compensation plans
	of outstanding	outstanding options,	(excluding securities
	options, warrants	warrants and	reflected in
Plan Category	and rights	rights	column (a))

Equity compensation plans approved by shareholders	419,130	$11.57	964,757
Equity compensation plans not approved by shareholders	—	—	—

Total	419,130	$11.57	964,757

Employment Continuation Agreements

The Company entered into Employment Continuation Agreements in October 2000 with Messrs. Fusilli, Mooney and McKnight; in September 2002 with Mr. Giffhorn; and in February 2004 with Mr. Mallory. Under the Agreements with Messrs. Fusilli, Mooney and McKnight, the executives agree to remain in the Company’s employment for thirty-six months following the date of a change of control (as defined in the Agreements), and the Company agrees to provide salary and benefits at levels commensurate with those prior to the change of control for that period. The Agreements further provide that if the executive’s employment is terminated following a change in control for reasons other than death, disability, voluntary termination (except a voluntary termination for good reason as defined in the Agreements), or is terminated by the Company other than for cause (as defined in the Agreements), during that period, the Company will pay the executives their (i) earned salary, (ii) a severance amount equal to three times the sum of the executives’ annual base salary and the executive’s average bonus for the five fiscal years preceding the change of control, and (iii) obligations accrued under applicable benefit plans and programs, and continue their benefits for three years. The payments under the Agreements may be subject to reduction to the extent that they are considered excess parachute payments under the Internal Revenue Code. Furthermore, the executives will under certain circumstances receive similar benefits if their employment is terminated in contemplation of a change of control and a change of control occurs within one year following such termination.

The Agreements with Mr. Giffhorn and Mr. Mallory are the same except that the executive agrees to remain in the Company’s employment for twenty-four months following a change of control and the severance amount is an amount equal to two times the sum of the executive’s annual base salary and the executive’s average bonus for the five fiscal years preceding the change of control with continued benefits for two years.

Mr. Giffhorn resigned from the Company on June 29, 2006, and Mr. Fusilli’s employment with the Company was terminated on September 12, 2006. The events necessary for the Agreements to become effective had not occurred prior to their termination of employment.

Related Party Transactions

The Company entered into an Employment Agreement with Richard L. Shaw in April 1988, which was supplemented in March 1992, October 1994, June 1995, March 1998 and September 1999. During 2001, Mr. Shaw, as the Chief Executive Officer until April 25, 2001, was compensated under the terms of his Employment Agreement at an annual salary of $425,006. In addition, the Company covered the costs of health insurance and maintained a life insurance policy for Mr. Shaw as provided for in the Agreement. This Agreement also provided for a supplemental retirement benefit of $5,000 per month commencing on expiration of the Agreement. Effective April 25, 2001, Mr. Shaw retired from the position of Chief Executive Officer, and the Company and Mr. Shaw

entered into a Consulting Agreement for Mr. Shaw’s consulting services for the period April 26, 2001 through April 26, 2003. The Consulting Agreement provided an annual compensation equal to 25% of Mr. Shaw’s previous salary of $425,006. In addition, under the Consulting Agreement, the Company covered the costs of health insurance and maintained a life insurance policy for Mr. Shaw. The Consulting Agreement also provided for a supplemental retirement benefit of $5,000 per month commencing at the expiration of the consulting term. During 2003, the Company agreed to extend the term of this Agreement for two years until April 26, 2005. During 2005, the Company extended the term of this Agreement for an additional year. During 2006, the Company extended the term of this Agreement through April 26, 2008. During 2005, the Company compensated Mr. Shaw at the rate of $35,000 per month in lieu of the monthly compensation under his Consulting Agreement for the three-month period commencing on January 24, 2005 and ending on April 21, 2005 in return for his increased services provided during Mr. Fusilli’s previously announced medical leave. This adjusted arrangement covered the period until Mr. Fusilli’s full-time return in April. Following Mr. Fusilli’s departure from the Company on September 12, 2006, a Supplement to the Employment Agreement was entered into with Mr. Shaw effective September 14, 2006, pursuant to which Mr. Shaw re-assumed the full-time position of Chief Executive Officer at an annual salary of $430,498. In addition, under this Supplement the Company continues to cover the cost of health insurance, to maintain a life insurance policy for Mr. Shaw and to provide for a supplemental retirement benefit of $5,000 per month. This Supplement also suspends payments under Mr. Shaw’s Consulting Agreement during the period he is employed as the Company’s Chief Executive Officer, although its term continues to run.

Mr. Fusilli is a registered professional engineer. In order to facilitate the Company’s compliance with certain state regulatory requirements, Mr. Fusilli held a 50% ownership interest in a Pennsylvania partnership, Baker and Associates, which was established for the purpose of practicing professional engineering in those states. Mr. Fusilli received no gain or profit from the partnership or the contracts into which it entered. All profits from such contracts are assigned by the partnership to Michael Baker Corporation or a subsidiary. Following Mr. Fusilli’s departure, the Company designated David J. Greenwood, another independent registered professional engineer, to hold the 50% ownership interest in this partnership.

Stock Performance Graph

The line graph compares, for the five year period commencing December 31, 2000, the yearly percentage change in the cumulative total shareholder return on the Company’s common stock with the cumulative total return of the Russell 2000 Index, the Philadelphia Oil Service Index, and a peer group identified by the Company to best approximate the Company’s lines of business.

The peer group was selected to include publicly-traded companies engaging in one or more of the Company’s lines of business: civil infrastructure engineering, construction management, and operations and maintenance. The peer group consists of Tetra Tech, Inc., and URS Corporation.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Michael Baker Corporation, The Russell 2000 Index,
The Philadelphia Oil Service Index, and a Peer Group

*	$100 invested on 12/31/00 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

OTHER INFORMATION

Other Business

The Company does not expect any business to come before the meeting other than the election of directors. If other business is properly raised, your proxy authorizes its holder to vote according to their best judgment.

Independent Registered Public Accounting Firm

On June 27, 2005, the Board of Directors of the Company approved the dismissal of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accountants and appointed Deloitte & Touche LLP as the independent registered public accountants for the Company for the fiscal year ending December 31, 2005.

PwC’s audit reports on the Company’s financial statements for the fiscal years ended December 31, 2004 and December 31, 2003 did not contain any adverse opinions or disclaimers of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2004 and December 31, 2003, and through June 27, 2005, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to PwC’s satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with the audit reports of the Company’s financial statements for such years. During the fiscal years ended December 31, 2004 and December 31, 2003, and through June 27, 2005, there were no reportable events as described under Item 304(a) (1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2004 and December 31, 2003, and through June 27, 2005, the Company did not consult with Deloitte & Touche LLP regarding any of the matters described under Item 304(a)(2)(i) or (ii) of Regulation S-K. The Company has provided PwC and Deloitte & Touche LLP with a copy of this disclosure.

The Board of Directors expects that representatives of Deloitte & Touche LLP will be present at the annual meeting and, while the representatives do not currently plan to make a statement at the meeting, they will have the opportunity if they so desire. They will also be available to respond to appropriate questions.

The Audit Committee of the Board of Directors of the Company has selected Deloitte & Touche LLP as its independent registered public accountants for 2006.

Audit Fees

The following table sets forth the aggregate fees for services provided by Deloitte & Touche LLP and PwC for the fiscal years ended December 31, 2005 and 2004:

	Deloitte &
	Touche LLP		PwC
	2005		2004

Audit Fees	$1,673,544	(1)	$1,462,496	(4)
Audit Related Fees	$14,000	(2)	$3,253	(5)
Tax Fees	$19,700	(3)	$100,785	(6)
All Other Fees	—		—

Total Fees	$1,707,244		$1,566,534

(1)	Deloitte & Touche LLP’s audit fees represent the aggregate fees billed for fiscal year 2005 for professional services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statement and review of financial statements included in the Company’s Quarterly Reports on Form 10-Q. Included in the audit fees for fiscal year 2005 are $998,044 of additional fees related to overruns from originally anticipated fee amounts associated with the restatement of the Company’s financial statements for fiscal years 2004, 2003, 2002 and 2001.

(2)	Services related to ESOP audit fees.

(3)	Services related to revenue certification, Nigerian corporate taxes and Nigerian VAT taxes. In addition to the fees listed for services related to fiscal year 2005, Deloitte & Touche LLP’s fees for the same type of services related to prior fiscal years performed and billed in 2006 were $91,000.

(4)	PwC’s audit fees represent the aggregate fees billed for fiscal year 2004 for professional services rendered by PwC for the audit of the Company’s annual financial statement, the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for Sarbanes Oxley testing for the U.S. Included in the audit fees for fiscal year 2004 are $474,109 of additional fees related to the restatement of the Company’s financial statements for fiscal years 2004, 2003, 2002 and 2001.

(5)	Services related to ESOP audit assistance.

(6)	United Kingdom tax services and Nigerian payroll tax services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accountants. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accountants in order to assure that the provision of such services does not impair the registered public accountant’s independence.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. With respect to other permitted services, the Committee pre-approves certain services and categories of services on a fiscal year basis subject to thresholds. All other permitted services must be individually pre-approved by the Audit Committee.

The Chief Financial Officer determines whether services to be provided require pre-approval or are included within the list of pre-approved services.

All services provided by Deloitte & Touche LLP and PwC in fiscal years 2005 and 2004 were pre-approved by the Audit Committee.

Code of Ethics for Senior Financial Officers

The Company has adopted a Code of Ethics for Senior Officers incorporating the provisions required by the SEC for senior financial officers of the Company. A copy of this Code of Ethics is posted on the Company’s website at www.mbakercorp.com. In the event that the Company makes any amendment to, or grants any waiver from, a provision of the Code of Ethics for Senior Officers that requires discussion under SEC rules, the Company will disclose the amendment or waiver and the reasons for such on its website.

The obligations of the Code of Ethics for Senior Officers supplement, but do not replace, the Code of Business Conduct applicable to the Company’s directors, officers and employees. A copy of the Code of Business Conduct is posted on the Company’s website.

Expenses of Solicitation

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, in a limited number of instances, officers, directors and other employees of the Company may, for no additional compensation, solicit proxies in person or by telephone to vote for all nominees.

Shareholder Proposals for Next Year

To be eligible for inclusion in next year’s proxy for the 2007 annual meeting of shareholders, the deadline for shareholder proposals to be received by the Company’s Secretary is on or before December 15, 2006. Nominations of candidates for election as directors must be made in accordance with Section 2.01.1 of the Company’s By-Laws, which provides for submission of nominations at least 60 days prior to the annual meeting. The 2007 annual meeting is currently expected to be held in April of 2007. In connection with the 2007 annual meeting of shareholders, any shareholder intending to present a proposal for action by the shareholders at the annual meeting must give written notice of the matter or proposal to be considered on or before February 7, 2007, or the persons appointed by the Board of Directors to act as proxies for such annual meeting will be allowed to use their discretionary voting authority with respect to any such matter or proposal raised at the 2007 annual meeting.

By order of the Board of Directors,

H. James McKnight
Secretary

ANNUAL MEETING OF STOCKHOLDERS OF
MICHAEL BAKER CORPORATION
November 29, 2006
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE	☒

1.	Elect Directors
☐		NOMINEES:
	FOR ALL NOMINEES	O	Robert N. Bontempo
		O	Nicholas P. Constantakis
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O	William J. Copeland
		O	Robert H. Foglesong
		O O O O	Roy V. Gavert, Jr. John E. Murray, Jr. Pamela S. Pierce Richard L. Shaw
☐	FOR ALL EXCEPT (See instruction below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

YOU MAY RECEIVE MULTIPLE PROXY CARDS FOR COMMON STOCK. PLEASE VOTE EACH PROXY CARD THAT YOU RECEIVE AS EACH CARD REPRESENTS SEPARATE SHARES OF COMMON STOCK HELD BY YOU.


PROXY
MICHAEL BAKER CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder hereby appoints Richard L. Shaw as Proxy to represent and to vote, as designated on the reverse, and in his discretion on any other business which may properly come before the Annual Meeting of the Stockholders (the “Annual Meeting”), all the shares of stock of Michael Baker Corporation (“the Company”), held of record by the undersigned on October 20, 2006, at the Annual Meeting to be held on November 29, 2006, or any adjournments thereof. If this proxy card is executed and no direction is given, such shares will be voted “FOR” Proposal 1 and in the discretion of Richard L. Shaw on such other business as may properly come before the meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.
(Continued and to be signed on the reverse side)

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